PRESS RELEASE

Contacts:
Joanne Carson (Media)	Kathy Guinnessey (Investors/Analysts)
Carsonj@dnb.com	Guinnesseyk@dnb.com
973.921.5610	973.921.5665

D&B’s Blueprint Strategy Delivers Strong Results in 2004 First Quarter

•	EPS of $0.66 up 38 Percent on a GAAP Basis; Up 18 Percent to $0.60 Before Non-Core Gains and Charges

•	Total Revenue up 9 Percent on a GAAP Basis; Core Revenue up 9 Percent including 6 points of Organic Growth, both Before Foreign Exchange

•	Outlines Plans to Create $80 million of Annualized Financial Flexibility

•	Raises 2004 Revenue Guidance; Confirms Previous EPS Guidance

Short Hills, NJ –April 21, 2004 — D&B (NYSE: DNB), the leading provider of global business information and technology solutions, today reported results for the first quarter ended March 31, 2004.

“We are very pleased with our performance in the first quarter. We are off to a strong start relative to our expectations for 2004. We achieved 6 percent organic revenue growth for the second consecutive quarter, due to strong leadership by our team members worldwide and increased customer acceptance of the power of DUNSRight™,” said Allan Z. Loren, chairman and chief executive officer of D&B. “Additionally, our flexible business model enabled us to invest for growth while delivering strong EPS growth of 18 percent before non-core gains and charges and free cash flow growth of 21 percent.”

First Quarter 2004 Results

The Company reported diluted earnings per share for the quarter ended March 31, 2004 of 60 cents, up 18 percent from 51 cents in the prior year quarter before non-core gains and charges in both periods.

PRESS RELEASE

Core revenue for the quarter was $342.3 million, a 14 percent increase compared with the prior year quarter. Core revenue was up 9 percent before the effect of foreign exchange with 6 percentage points of the increase due to organic growth and 3 percentage points of the increase due to the Company’s recent acquisitions. The core revenue results reflected the following by product line:

•	Risk Management Solutions revenue of $236.6 million, up 11 percent (up 6 percent before the effect of foreign exchange);

•	Sales & Marketing Solutions revenue of $86.9 million, up 10 percent (up 8 percent before the effect of foreign exchange);

•	Supply Management Solutions revenue of $7.7 million, up 4 percent (flat before the effect of foreign exchange); and

•	E-Business Solutions revenue of $11.1 million represented the results of Hoover’s, Inc. which was acquired in March 2003 and contributed 3 percentage points of the Company’s overall core revenue growth.

Total revenue for the quarter, which included the results of divested businesses, was $343.4 million, a 9 percent increase over total revenue in the year ago quarter (up 5 percent before the effect of foreign exchange).

Operating income for the first quarter was $75.7 million, up 14 percent from the year ago period before non-core charges in both years. The increase was primarily due to the higher revenue. On a GAAP basis, operating income was $65.5 million, up 18 percent compared with $55.6 million in the same period last year. GAAP results included $10.2 million of non-core charges in 2004 and $10.9 million of non-core charges in 2003 related to the Company’s financial flexibility initiatives in each period.

Net income for the quarter was $45.1 million, up 14 percent from $39.4 million in the prior-year period, before non-core gains and charges in both years. On a GAAP basis, net income was $49.8 million, up 34 percent compared with $37.1 million in the first quarter of 2003.

During the first quarter, free cash flow was $66.3 million, up 21 percent compared with the first quarter 2003. Free cash flow consisted of net cash provided by operating activities of $71.2 million less a total of $4.9 million for capital expenditures, additions to computer software and other intangibles.

PRESS RELEASE

The Company repurchased $62 million of its common stock during the quarter under its $200 million share repurchase program announced in February 2004.

D&B continued to make progress in migrating its product delivery to the Web. At the end of March, D&B delivered 77 percent of its revenue over the Web, up from 76 percent at the end of 2003.

First Quarter 2004 Segment Results

North America
North America’s first quarter total and core revenue was $250.5 million, up 11 percent from $226.5 million in the prior year quarter, (including 0.4 percent from the favorable effect of foreign exchange related to the Company’s Canadian operations), with 7 percentage points of the increase due to organic growth and 3 percentage points of the increase due to the Company’s acquisition of Hoover’s. North America’s revenue results included:

•	$161.3 million from Risk Management Solutions, up 6 percent;

•	$72.6 million from Sales & Marketing Solutions, up 9 percent;

•	$5.5 million from Supply Management Solutions, up 1 percent; and

•	$11.1 million from E-Business Solutions, which represented the results of Hoover’s, Inc.

North America’s operating income for the quarter was $87.5 million, up 9 percent from $80.3 million in the prior year quarter. The increase was primarily due to higher revenue, and included investments to drive growth in 2004.

International
The International segment’s first-quarter core revenue was $91.8 million, up 23 percent from $74.8 million in the prior year quarter. Revenue was up 7 percent before the effect of foreign exchange, with 4 percentage points of the increase due to organic growth and 3 percentage points of the increase due to the Company’s acquisition of three Italian real estate information companies in April 2003. These International revenue results included:

•	$75.3 million from Risk Management Solutions, up 24 percent (up 8 percent before the effect of foreign exchange);

•	$14.3 million from Sales & Marketing Solutions, up 20 percent

PRESS RELEASE

(up 5 percent before the effect of foreign exchange); and

•	$2.2 million from Supply Management Solutions, up 10 percent (down 3 percent before the effect of foreign exchange).

Total revenue for the quarter was $92.9 million, a 5 percent increase over total revenue in the year ago quarter (down 8 percent before the effect of foreign exchange).

The International segment’s operating income for the quarter was $7.1 million compared with operating income of $1.3 million in the prior year quarter. This improvement in profitability was primarily due to increased revenue and a lower expense base associated with the Company’s financial flexibility program.

Financial Flexibility Initiatives

Since launching its Blueprint for Growth strategy in October 2000, D&B has leveraged financial flexibility to fund investment for growth and to create shareholder value. D&B today outlined its financial flexibility plans for 2004, first announced in February 2004. On an annualized basis, these initiatives are expected to create approximately $80 million of funds, of which approximately $50 million will be generated in 2004.

The Company expects to incur transition costs of approximately $22 million in 2004 to implement this series of actions. With the plans announced today, approximately 1,000 positions worldwide are expected to be eliminated by the end of 2004. As a result, the Company expects to incur non-core charges throughout 2004 totaling approximately $30 to $35 million pre-tax, primarily for severance and termination costs associated with this series of initiatives.

“When we launched our Blueprint over 3 1/2 years ago, we said that creating financial flexibility would be a key component of our strategy, because it would enable us to invest in the growth of our business and create shareholder value,” said Loren. “We said we would continuously identify opportunities to improve the performance of our business and generate savings to invest in growth – and we have done that. This latest series of initiatives is one more example of how our financially flexible business model enables us to generate additional savings to invest for growth, year after year.”

PRESS RELEASE

The Company’s re-engineering initiatives are focused on the following:

•	Making data acquisition and delivery more efficient by streamlining, automating and consolidating data collection processes;

•	Consolidating and standardizing technology infrastructure, development and maintenance, as well as integrating the Web across all product solutions;

•	Redesigning and automating principal financial processes and systems as well as consolidating purchasing spend worldwide;

•	Evaluating opportunities to consolidate and streamline functions in Europe to increase the focus on the markets where the Company is investing to strengthen its leadership position and to better reflect the size of its European operations.

To implement its plans, the Company follows a structured process to create financial flexibility. Specifically, the Company will eliminate, consolidate, standardize, automate and outsource processes and functions to make them more efficient and improve quality.

Non-Core Gains and Charges

The Company recorded a pre-tax, non-core charge of $10.2 million related to its financial flexibility initiatives in the first quarter of 2004. The charge was recorded within operating income as Corporate and other expense. In addition, during the first quarter of 2004 the Company recorded, within Non-Operating Income (Expense)-Net, pre-tax, non-core gains of $11.7 million related to the sale of its Nordic (Sweden, Denmark, Norway and Finland) and India Operations, and distribution channels in Pakistan and the Middle East.

In 2003, the Company recorded a pre-tax, non-core charge of $10.9 million in the first quarter related to the fourth phase of financial flexibility. The charge was recorded within operating income as Corporate and other expense. In addition, during the first quarter of 2003 the Company recorded, within Non-Operating Income (Expense)-Net, a $7.0 million pre-tax, non-core gain related to an insurance recovery.

PRESS RELEASE

D&B’s restructuring charges may be viewed as recurring as they are part of each phase of its financial flexibility initiatives. In addition to reporting GAAP results, the Company reports results before restructuring charges and other non-core gains and charges because they are not a component of its ongoing income or expense and may have a disproportional positive or negative impact on the results of its ongoing underlying business operations. See “Use of Non-GAAP Financial Measures” below.

Full Year Outlook

The Company confirmed its previous full-year diluted earnings per share guidance of between $2.81 and $2.92 on a GAAP basis. This guidance includes non-core gains of 19 cents to 20 cents during 2004 related to the sale of businesses in the International segment and non-core charges of 27 cents to 32 cents during 2004 related to its current phase of financial flexibility.

D&B also confirmed its previous expectation for 2004 diluted earnings per share before non-core gains and charges of between $2.94 and $2.99, representing between 16 and 18 percent growth, compared to $2.54 of diluted earnings per share before net non-core charges of 24 cents per share in 2003. This guidance includes the effect of the share repurchase program announced in February 2004.

The Company increased its guidance for core revenue growth to a range of 5 to 6 percent before the effect of foreign exchange. This compares with its previously announced range of 3 to 5 percent. Because D&B is unable to predict the future movements of foreign exchange rates the Company is unable to provide an outlook for 2004 revenue on a GAAP basis.

“Over the past 3 1/2 years, we have clearly transformed D&B from an underperforming business to a good company,” said Loren. “This is now our second consecutive quarter of strong growth. This trend, and our planned investments for the balance of the year, give us confidence that we can raise our revenue expectations, and, continue to provide value for our shareholders.”

“Our model is simple,” Loren continued. “Financial flexibility provides funds to invest for growth, which enables us to transform the Company while creating shareholder value.”

PRESS RELEASE

The Company also confirmed its previous guidance for 2004 free cash flow of $230 to $245 million. This expected range is before any potential payments in settlement of tax or legal matters described in D&B’s Form 10-K for the fiscal year ended December 31, 2003.

Investor Meeting Scheduled

The Company also announced today that it will host an Investor Meeting in New York City on Tuesday, July 20, 2004, beginning at 9:00 a.m. EDT. Further details will be provided at a later date.

Leader of U.S. Risk Management Solutions Resigns

Separately, the Company said today that Amy B. McIntosh, senior vice president of D&B and leader of U.S. Risk Management Solutions, has announced her intention to leave D&B at the end of June 2004 to pursue other business interests most likely in the non-profit sector.

Use of Non-GAAP Financial Measures

D&B reports non-GAAP financial measures in this press release and the schedules attached. D&B reports core revenue, revenue growth before the effects of foreign exchange, and each of operating income, net income and diluted earnings per share before non-core gains and charges and free cash flow. Please see D&B’s Form 10-K for the fiscal year ended December 31, 2003 under the section entitled “Item 1. Business — How We Evaluate Performance” for a discussion of how the Company defines these measures, why it uses them and why it believes they provide useful information to investors. We also discuss organic revenue growth because management believes it provides an important insight into the underlying health of the business.

First-Quarter Teleconference

D&B will review its first-quarter financial results and 2004 outlook in a conference call with the investment community on Thursday, April 22, 2004, at 11 a.m. EDT. Live audio, as well as a replay of the conference call and other

PRESS RELEASE

related information, will be accessible on D&B’s Investor Relations Web site at http://investor.dnb.com.

**************
About D&B

D&B (NYSE: DNB), the leading provider of global business information, tools and insight, has enabled customers to Decide with Confidence for over 160 years. D&B’s proprietary DUNSRight ™ process provides customers with quality information whenever and wherever they need it. This quality information is the foundation of D&B’s solutions that customers rely on to make critical business decisions. Customers use D&B Risk Management Solutions to mitigate risk, increase cash flow and drive increased profitability, D&B Sales & Marketing Solutions to increase revenue from new and existing customers, and D&B Supply Management Solutions to identify purchasing savings, manage risk and ensure compliance within the supply base. D&B’s E-Business Solutions help customers convert prospects to clients faster. For more information, please visit www.dnb.com.

**************
Forward-Looking and Cautionary Statements

The section entitled “Full Year Outlook” of this press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

Demand for D&B’s products is subject to intense competition, changes in customer preferences and economic conditions which impact customer behavior. The Company’s results are also dependent upon its continued ability to:

•	reallocate expenses to invest for growth through its financial flexibility program;

•	invest in its database and maintain its reputation for providing reliable data;

PRESS RELEASE

•	execute on its plan to improve the business model of its International segment and thereby improve its global data quality while realizing improved financial performance in that segment;

•	grow its Risk Management Solutions;

•	manage employee satisfaction and maintain its global expertise as it implements its financial flexibility program;

•	protect against damage or interruptions affecting its database or its data centers;

•	develop new products or enhance existing ones to meet customer needs.

The Company is also subject to the effects of foreign economies, exchange rate fluctuations and U.S. and foreign legislative or regulatory requirements. Its results are also dependent upon the availability of data from its database. In addition, the Company’s ability to repurchase shares is subject to market conditions, including trading volume in the Company’s stock. Developments in any of these areas could cause results to differ materially from results that have been or may be projected. The Company’s projection for free cash flow in 2004 is dependent upon, among other things, the Company’s ability to generate revenue, the Company’s collection processes, customer payment patterns and the amount and timing of payments related to tax matters and legal proceedings involving the Company as more fully described in the Company’s filings with the SEC as detailed below.

For a more detailed discussion of the trends, risks and uncertainties that may affect D&B’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, readers should review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”),” and the subsection entitled “Trends, Risks and Uncertainties” in the MD&A. Copies of the Company’s Annual Report on Form 10-K are available on its web site at www.dnb.com and on the SEC’s web site at www.sec.gov. D&B cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements.